EXHIBIT 99.1

Pfizer to Acquire
King Pharmaceuticals, Inc.
October 12, 2010

Chuck Triano
Senior Vice President,
Investor Relations

Forward-looking Statements and
Non-GAAP Financial Information
● Our discussions during this conference call will include forward-
 looking statements. Actual results could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ are discussed in Pfizer’s 2009 Annual
 Report on Form 10-K and in our reports on Form 10-Q and Form 8-K.
● Also, the discussions during this conference call will include certain financial measures that were not prepared in accordance with U.S.
 generally accepted accounting principles. Reconciliations of those
 non-U.S. GAAP financial measures to the most directly comparable
 U.S. GAAP financial measures can be found in Pfizer’s Current
 Report on Form 8-K dated August 3, 2010.
● These reports are available on our website at www.pfizer.com in the
 "Investors—SEC Filings" section.

Additional Information
● The tender offer discussed in this presentation has not yet commenced, and this presentation is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Pfizer will cause a new subsidiary, Parker Tennessee Corp., to file a tender offer statement on Schedule TO with the SEC.
● Investors and King shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by King with the SEC, because they will contain important information.
● These documents will be available at no charge on the SEC's website at
 www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents once they become available may be obtained free of charge by directing a request to
 Pfizer at www.pfizer.com. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all shareholders of King free of charge at www.kingpharm.com.

Frank D’Amelio
Senior Vice President,
Chief Financial Officer

● Provides significant and immediate value creation by leveraging
 Pfizer’s scale and business unit structure
● Enables continued diversification of product revenues, mitigating single product and single product pipeline risk
● Enhances position within strategically important pain market
● Immediately accretive based upon pre-acquisition revenue and initial projected cost synergy targets
● Bolt-on acquisition consistent with our stated strategy
Acquisition Thesis

● Tender offer for $14.25 per share, or ~$3.3 billion (net of cash & cash equivalents1)
● Closing subject to tender of at least a majority of King’s shares as well as customary regulatory approvals
● Utilizes existing cash
● Immediately accretive to Adjusted Diluted EPS2
Financial Overview
Acquisition Terms
Financial Impact
	2011	2012	2013	2014	2015
Projected Pfizer Adjusted Diluted EPS2 Impact	$0.02	$0.02	$0.03	$0.04	$0.04
Reaffirm Pfizer’s 2012 Financial Targets
1 Net Cash defined as cash, cash equivalents, investments in debt and marketable securities, less short-term and convertible debt as of 6/30/2010.
2 Adjusted Diluted EPS is defined as Reported Diluted EPS, excluding Purchase Accounting Adjustments, Acquisition-Related Costs, Discontinued
Operations and Certain Significant Items. Reported Diluted EPS is defined as Reported Diluted EPS attributable to Pfizer Inc. common shareholders.

King Pharmaceuticals, Inc. Overview
Company Description
● Publicly traded company incorporated in 1993
 and headquartered in Bristol, TN
 † Commercial operations in Bridgewater, NJ
 † R&D facilities in Cary, NC
 † Manufacturing plants owned in
 various locations
Branded Prescription Products
2009 Sales: $1.2 billion
Meridian Medical Technologies
2009 Sales: $250 million
Animal Health
2009 Sales: $360 million
● US and Puerto Rico presence
● Leading portfolio of opioids
 designed to discourage abuse
 and misuse
● Business is based on auto-
 injector devices
● Manufacturer of EpiPen® (sold
 by Mylan in US) and antidotes
 for the Department of Defense
● Acquired via 2008 Alpharma
 acquisition
● Largely medicinal feed additives
 business
Company Financial Information
Market Cap (10/11/10)	$2.5 B
2009 Revenues1	$1.8 B
2009 EBITDA	$555 M
2009 Employees	~2,600
Company Operates in Three Key Segments
1 2009 branded prescription products revenues include royalties and other of $50 million

Sum-of-the-Parts Value
Meridian Medical
Technologies
Animal Health
Branded Prescription
Products
Pipeline
Base Business
Initial Projected Cost Synergies
Potential Additional Synergies (not included in the valuation )
Net Cash and Other Securities
Marketed
Products
Marketed
Products
 • Multiple Business Segments with
 Existing In-line Value
 • Pipeline Expands Pfizer’s Pain
 Portfolio
Valuation Diversification

Cost Synergies
● Initial projected cost synergies from operating expenses of at least $200 million
● Majority of savings projected to come from Corporate G&A,
 Pharmaceutical and Animal Health marketing and promotion
● 50% of savings anticipated to be realized in year 1, 75% in year 2 and 100% in year 3
● Will maintain portions of King’s infrastructure, where
 appropriate, to maximize asset value
● Cost synergy opportunities will continue to be assessed
Significant Opportunities to Realize Cost Synergies

● King’s assets map directly to Pfizer’s current business unit structure and offer the following:
 † Diversification of revenues and business mix
 † Enhanced presence in the strategically important pain therapeutic area
 † Potential upside driven by future substantiation of novel abuse-deterrent technologies
 † Significant cost savings potential
● Acquisition is financially attractive and projected to be immediately accretive to adjusted diluted EPS1
● Potential to achieve attractive revenue synergy opportunities enabled by Pfizer’s scale and competitive strengths
● Reaffirming 2012 financial targets

Key Takeaways
1 See Slide 7 for definition